UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  April 2, 2007

Commission File Number 000-26076

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Sinclair Broadcast Group, Inc. (the “Company”) granted David D. Smith, the Company’s chairman of the Board, President and Chief Executive Officer, 200,000 stock-settled stock appreciation rights (“SAR’s”) in recognition of his performance during the year ended December 31, 2006. The SARs, were granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the “Plan”) and are subject to all of the terms, conditions and provisions of the Plan. The SARs have a 10-year term and became fully vested upon grant. Upon exercise of all or a portion of his SARs, Mr. Smith will receive a number of shares of Class A common stock equal to the quotient of: (a) the product of (i) the amount by which the closing price of the Company’s Class A common stock on the date of exercise exceeds the base value, multiplied by (ii) the number of shares of Class A common stock subject to the SARs being exercised, divided by (b) the closing price of the Company’s Class A common stock on the date of exercise. The base value of each SAR is $15.78 per share, which was the closing price of the Company’s Class A common stock on the April 2, 2007 grant date. Mr. Smith will have no rights as a stockholder of the Company with respect to any unexercised SARs.  Upon the dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a transaction in which another individual or entity becomes the owner of fifty percent or more of the total combined voting power of all classes of stock of the Company, the unexercised portion of the SARs will terminate, but Mr. Smith will have the right to exercise the unexercised portion of the SARs immediately prior to such event. The foregoing description is qualified in its entirety by reference to the stock appreciation right agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Chief Accounting Officer

Dated: April 6, 2007